As filed with the Securities and Exchange Commission on May 6, 2003
                                                                                                    Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WARWICK COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1497903 (I.R.S. Employer Identification No.)
18 Oakland Avenue, Warwick, New York (Address of principal executive offices)	10990 (Zip Code)

STOCK OPTION PLAN OF THE WARWICK COMMUNITY BANCORP, INC.
(Full title of the plan)

James S. Fleischer, P.C.
Michael S. Sadow, P.C.
Silver, Freedman ∓ Taff, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, NW
Washington, D.C. 20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	200,000 shares(1)	$30.04(2)	$6,008,000(2)	$487.00(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of Warwick Community Bancorp, Inc.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, on the basis of $30.04 per share, which was the average of the high and low sale prices per share of the common stock as reported on The Nasdaq Stock Market on May 19, 2003.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The purpose of this Registration Statement on Form S-8 is to register additional shares of the common stock, par value $.01 per share, of Warwick Community Bancorp, Inc. (the "Company"), authorized for issuance under the Stock Option Plan of Warwick Community Bancorp, Inc. (the "Plan"). The contents of the Company's previously filed Registration Statement on Form S-8 (File No. 333-81467) relating to the Plan (the "Initial Registration Statement") are incorporated herein by reference, except for Items 3 and 8 of Part II of the Initial Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

            The following documents previously filed with the Commission (File No. 0-23293) are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

(a)	the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;
(b)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed on May 14, 2003;
(c)	the Company's Current Reports on Form 8-K filed on May 2, 2003 and May 6, 2003;
(d)	the Company's proxy statement for its annual meeting of stockholders held on May 6, 2003; and
(e)	the description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed on October 31, 1997, and all amendments or reports filed for the purpose of updating such description.

            This incorporation by reference shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in the Company's 2003 annual meeting proxy statement.

            The consolidated financial statements of the Registrant and its subsidiaries as of and for the two years ended December 31, 2001 and December 31, 2000 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this Registration Statement in reliance upon the authority of Arthur Andersen LLP as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of the Registrant in this Registration Statement, and the Company has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, Plan participants will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact

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contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or in the Prospectus shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

            The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Lois Ulatowski, Assistant Secretary, Warwick Community Bancorp, Inc., 18 Oakland Avenue, Warwick, New York 10990, telephone number (845) 986-2206.

            All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 8. Exhibits.

            See the Index to Exhibits to this Registration Statement.

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SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warwick, State of New York, on May 6, 2003.

WARWICK COMMUNITY BANCORP, INC.

By:	/s/Fred G. Kowal Fred G. Kowal, Chairman of the Board and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred G. Kowal, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fred G. Kowal Fred G. Kowal, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Date: May 6, 2003

/s/Ronald J. Gentile Ronald J. Gentile, President, Chief Operating Officer and Director	Date: May 6, 2003

/s/Arthur W. Budich Arthur W. Budich, Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	Date: May 6, 2003

Anthony R. Bottini, Director	Date:

/s/Thomas G. Kahn Thomas G. Kahn, Director	Date: May 6, 2003

/s/R. Michael Kennedy R. Michael Kennedy, Director	Date: May 6, 2003

/s/Fred M. Knipp Fred M. Knipp, Director	Date: May 6, 2003

/s/Emil R. Krahulik Emil R. Krahulik, Director	Date: May 6, 2003

/s/David F. McBride David F. McBride, Director	Date: May 6, 2003

/s/John J. McDermott, III John J. McDermott, III, Director	Date: May 6, 2003

/s/John W. Sanford, III John W. Sanford, III, Director	Date: May 6, 2003

/s/Robert N. Smith Robert N. Smith, Director	Date: May 6, 2003

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INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration Number 333-36021) and incorporated herein by reference).
4.2	Form of Amended Bylaws (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File Number 0-23293) and incorporated herein by reference).
4.3	Form of Specimen Stock Certificate (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration Number 333-36021) and incorporated herein by reference).
4.4	Rights Agreement between Warwick Community Bancorp, Inc. and Registrar and Transfer Company, dated as of October 17, 2000 (filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-A, filed on October 18, 2000, and incorporated herein by reference).

4.5	Amendment No. One to Rights Agreement between Warwick Community Bancorp, Inc. and Registrar and Transfer Company, dated September 17, 2002 (filed as Exhibit 4.4 to the Company's Registration Statement on Form 8-A, filed on September 18, 2002, and incorporated herein by reference).

4.6	Form of Right Certificate (filed as Exhibit 4.7 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 23, 2001, and incorporated herein by reference).
4.7	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Warwick Community Bancorp, Inc. (filed as Exhibit 4.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 23, 2001, and incorporated herein by reference).

5	Opinion of Silver, Freedman ∓ Taff, L.L.P.
23.1	Consent of Silver, Freedman ∓ Taff, L.L.P. (included in Exhibit 5)
23.2	Consent of KPMG LLP
23.3	Consent of Arthur Andersen LLP*
24	Power of Attorney (contained on signature page)
_______________
* Omitted pursuant to Rule 437a under the Securities Act.